Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FOURTH-QUARTER 2009 RESULTS

-	Continued positive operating income
-	Liquidity remains strong

WARREN, Ohio – February 16, 2010 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $133.8 million and a net loss of $0.2 million, or $(0.01) per diluted share, for the fourth quarter ended December 31, 2009.

Net sales decreased $24.2 million, or 15.3%, to $133.8 million, compared with $158.0 million for the fourth quarter of 2008.  The decrease in net sales was primarily caused by dramatically reduced production volumes in the fourth quarter of 2009 compared with the fourth quarter of 2008 in the commercial vehicle markets in Europe (53.9%) and North America (17.9%).

The net loss for the fourth quarter of 2009 was $0.2 million, or $(0.01) per diluted share, compared with a net loss of $108.4 million, or $(4.63) per diluted share, in the fourth quarter of 2008.  The 2008 loss included the noncash write-off of goodwill of $65.2 million and $62.0 million for the deferred tax asset valuation allowance.  Excluding the 2008 impact on earnings per share of the noncash write-off of goodwill and the deferred tax asset valuation allowance, the net loss for the fourth quarter of 2009 was at the same level as the fourth quarter of 2008.

The results for the fourth quarter of 2009 occurred despite a 15.3% drop in sales volume and are primarily due to the benefits from previous restructuring and cost-reduction initiatives.

Though net sales were significantly lower than last year, Stoneridge generated an operating profit of $2.2 million in the fourth quarter of 2009 as the benefits of previous restructuring initiatives and cost-reduction programs helped offset the market reduction.

As of December 31, 2009, Stoneridge’s consolidated cash position was $91.9 million, $0.8 million lower than its 2008 year-end balance of $92.7 million.  The Company’s asset-based lending facility remains undrawn.

For the year ended December 31, 2009, net sales were $475.2 million, a decrease of 36.9% compared with $752.7 million for the year ended December 31, 2008.  The net loss for the year ended December 31, 2009 was $32.4 million, or $(1.37) per diluted share, compared with a net loss of $97.5 million, or $(4.17) per diluted share, in 2008. The 2008 loss included the noncash write-off of goodwill of $65.2 million and $62.0 million for the deferred tax asset valuation allowance.

“After a difficult first half in 2009, we have restored positive operating income in the third and fourth quarters,” said John C. Corey, president and chief executive officer.  “We maintained our liquidity, which gives us the ability to fund future growth and take advantage of investment opportunities and fund working capital requirements as the market recovers. With a lower cost structure and gradually improving industry volumes, we are positioned to show continued improvement.”

Outlook
Corey added, “Looking forward, 2010 will be a transition year regarding volume improvements for the global industry.  We believe we have weathered the worst of the global market decline, and the markets are forecasted to gradually improve over the next two years. We will continue our efforts to improve our performance as volumes return to more normal levels, and we expect our recent product launches to have a significant impact on revenue growth.  Our challenge will be to manage cost as aggressively when the market recovers as we did when the market was in decline. I am confident we will enjoy improved financial results in the future.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2009 fourth-quarter results can be accessed at 11 a.m. Eastern time on Tuesday, February 16, 2010, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months		For the Fiscal Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net Sales	$133,785	$157,965	$475,152	$752,698

Costs and Expenses:
Cost of goods sold	105,754	128,194	387,167	586,411
Selling, general and administrative	25,613	31,158	102,583	135,992
Goodwill impairment charge	—	65,175	—	65,175
Restructuring charges	242	2,514	3,645	8,391

Operating Income (Loss)	2,176	(69,076)	(18,243)	(43,271)

Interest expense, net	5,371	5,274	21,965	20,575
Equity in earnings of investees	(2,911)	(2,284)	(7,775)	(13,490)
Other expense (income), net	446	(395)	893	419

Loss Before Income Taxes	(730)	(71,671)	(33,326)	(50,775)

Provision (benefit) for income taxes	(594)	36,723	(1,003)	46,752

Net Loss	$(136)	$(108,394)	$(32,323)	$(97,527)

Net Income Attributable to Noncontrolling Interest	$82	$—	$82	$—

Net Loss Attributable to Stoneridge, Inc. and Subsidiaries	$(218)	$(108,394)	$(32,405)	$(97,527)

Basic net loss per share	$(0.01)	$(4.63)	$(1.37)	$(4.17)
Basic weighted average shares outstanding	23,764	23,407	23,626	23,367

Diluted net loss per share	$(0.01)	$(4.63)	$(1.37)	$(4.17)
Diluted weighted average shares outstanding	23,764	23,407	23,626	23,367

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2009*	2008
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$91,907	$92,692
Accounts receivable, less reserves of $2,350 and $4,204, respectively	81,272	96,535
Inventories, net	40,244	54,800
Prepaid expenses and other	17,247	10,564
Total current assets	230,670	254,591

Long-Term Assets:
Property, plant and equipment, net	76,991	87,701
Other Assets:
Investments and other, net	54,684	40,145
Total long-term assets	131,675	127,846
Total Assets	$362,345	$382,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$50,947	$50,719
Accrued expenses and other	36,827	43,485
Total current liabilities	87,774	94,204

Long-Term Liabilities:
Long-term debt	183,431	183,000
Other liabilities	17,263	13,475
Total long-term liabilities	200,694	196,475

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	—	—
Common Shares, without par value, authorized 60,000 shares, issued 25,301 and 24,772
shares and outstanding 25,000 and 24,665 shares, respectively, with no stated value	—	—
Additional paid-in capital	158,748	158,039
Common Shares held in treasury, 301 and 107 shares, respectively, at cost	(292)	(129)
Accumulated deficit	(91,560)	(59,155)
Accumulated other comprehensive income (loss)	2,669	(6,997)
Total Stoneridge Inc. and Subsidiaries shareholders’ equity	69,565	91,758
Noncontrolling interest	4,312	—
Total Liabilities and Shareholders' Equity	$362,345	$382,437

* Subject to modification for final purchase accounting entries from BCS acquisition

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Fiscal Years
	Ended December 31,
	2009	2008
	(Unaudited)	(Audited)
OPERATING ACTIVITIES:
Net cash provided by operating activities	$13,824	$42,456

INVESTING ACTIVITIES:
Capital expenditures	(11,998)	(24,573)
Proceeds from sale of fixed assets	201	1,652
Business acquisitions and other	(5,967)	(980)
Net cash used for investing activities	(17,764)	(23,901)

FINANCING ACTIVITIES:
Repayments of long-term debt	—	(17,000)
Revolving credit facility borrowings	336	—
Share-based compensation activity	—	1,322
Premiums related to early extinguishment of debt	—	(553)
Net cash provided by (used for) financing activities	336	(16,231)

Effect of exchange rate changes on cash and cash equivalents	2,819	(5,556)

Net change in cash and cash equivalents	(785)	(3,232)

Cash and cash equivalents at beginning of period	92,692	95,924

Cash and cash equivalents at end of period	$91,907	$92,692

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